Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2024 (except for the fourth paragraph of Note 1, as to which the date is January 27, 2025), in the Registration Statement (Form S-1 No. 333-284164) and related Prospectus of Maze Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Mateo, California

January 27, 2025